AGREEMENT AND PLAN OF TAX CONVERSION

OF TI 1 FUND AND TI 2 FUND

AND

OF REORGANIZATION OF TE FUND

This AGREEMENT AND PLAN (this “Plan”) entered into as of June 18, 2012 by and among: Grosvenor Registered Multi-Strategy Master Fund, LLC (“Master Fund”), Grosvenor Registered Multi-Strategy Fund (TI 1), LLC (“TI 1 Fund”), Grosvenor Registered Multi-Strategy Fund (TI 2), LLC (“TI 2 Fund”), Grosvenor Registered Multi-Strategy Fund (TE), LLC (“TE Fund”), and Grosvenor Multi-Strategy Offshore Fund, Ltd. (“Offshore Fund”). TI 1 Fund, TI 2 Fund and TE Fund are sometimes referred to together as the “Registered Feeder Funds.” The Registered Feeder Funds and the Offshore Fund (and in some cases, the Master Fund) are sometimes referred to together as the “Funds,” and each is sometimes referred to as a “Fund.”

WITNESSETH

WHEREAS, TI 1 Fund, TI 2 Fund, TE Fund and Offshore Fund (sometimes referred to together as the “Feeder Funds”) all invest, directly or indirectly, in Master Fund;

WHEREAS, Master Fund invests in a portfolio of privately offered investment funds (“Portfolio Funds”);

WHEREAS, Master Fund and the Registered Feeder Funds are classified as partnerships for U.S. federal income tax purposes;

WHEREAS, the Offshore Fund is classified as a corporation for U.S. federal income tax purposes;

WHEREAS, TI 1 Fund and TI 2 Fund have determined it would be in the best interest of their investors to have TI 1 Fund and TI 2 Fund elect to be treated as regulated investment companies (“RICs”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, TE Fund has determined it would be in the best interest of its investors to reorganize so that TE Fund’s investors’ investment in the Master Fund changes from one made indirectly through Offshore Fund to one made indirectly through TI 2 Fund after TI 2 Fund has become a RIC, and immediately thereafter to dissolve TE Fund and distribute TE Fund’s shares of TI 2 Fund in kind to TE Fund’s investors;

WHEREAS, Offshore Fund has determined that it would be in the best interest of its investors remaining in Offshore Fund following TE Fund’s withdrawal from Offshore Fund to liquidate Offshore Fund and distribute Offshore Fund’s remaining assets to such investors;

WHEREAS, in connection with this Plan, the Master Fund would (i) withdraw from certain Portfolio Funds that are treated as partnerships for U.S. federal income tax purposes (“Portfolio Partnerships”) and invest in Portfolio Funds that are treated as passive foreign investment companies (“PFICs” or “Portfolio PFICs”) for U.S. federal income tax purposes, and (ii) establish one or more wholly-owned subsidiaries, either domestic or foreign, to hold investments in certain Portfolio Partnerships that the Master Fund wishes to or is required to retain;

WHEREAS, the Funds desire to effect such Plan through the following steps:

(1)	Master Fund will liquidate its holdings in certain Portfolio Partnerships and reinvest the proceeds of such liquidation in Portfolio PFICs or in domestic investment vehicles investment in which is consistent with the anticipated tax elections of TI 1 Fund and TI 2 Fund (as set forth in (3) below);

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(2)	Master Fund will establish one or more wholly-owned subsidiaries, either domestic or foreign (each, a “Master Fund Subsidiary”), and contribute its holdings in certain Portfolio Partnerships to such Master Fund Subsidiaries;

(3)	TI 1 Fund and TI 2 Fund will elect to be classified as corporations and to qualify as RICs under Subchapter M of the Code; and

(4)	(a) Offshore Fund will contribute to TI 2 Fund, in exchange for interests in TI 2 Fund, the portion of Offshore Fund’s interests in the Master Fund corresponding to the investment by TE Fund in Offshore Fund; (b) Offshore Fund will distribute such TI 2 Fund interests to TE Fund in redemption of TE Fund’s shares in Offshore Fund; (c) TE Fund will liquidate and distribute its TI 2 Fund shares to its investors, and thereafter will be dissolved; and (d) Offshore Fund will liquidate and distribute its remaining assets to its remaining investors in redemption of such investors’ shares in Offshore Fund;

NOW, THEREFORE, in order to consummate said Plan and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

Section 1.	Tax Conversion and Reorganization.

(a)	Prior to Closing. Prior to the Closing (as hereinafter defined), Master Fund shall carry out the following actions:

(1)	to the extent that Master Fund determines to be necessary or advisable, Master Fund shall liquidate its holdings in certain Portfolio Partnerships and reinvest the proceeds of such liquidation in Portfolio PFICs or in domestic investment vehicles investment in which is consistent with the anticipated tax election of TI 1 Fund and TI 2 Fund; and

(2)	to the extent that Master Fund determines to be necessary or advisable, Master Fund shall establish one or more Master Fund Subsidiaries, either domestic or foreign, (as well as, with respect to any foreign Master Fund Subsidiary, a grantor trust to facilitate any required U.S. withholding taxes with respect to such foreign Master Fund Subsidiary) and contribute its holdings in certain Portfolio Partnerships to such Master Fund Subsidiaries.

(b)	Closing. At or prior to the Closing, TI 1 Fund, TI 2 Fund, TE Fund and Offshore Fund shall carry out the following actions:

(1)	At the direction of TE Fund, Offshore Fund shall contribute to TI 2 Fund that portion of the interests in the Master Fund held by Offshore Fund corresponding to the investment by TE Fund in Offshore Fund in exchange for interests in TI 2 Fund having an aggregate net asset value equal to the net asset value of the Master Fund interests so contributed;

(2)	TI 1 Fund and TI 2 Fund shall each amend and restate its current limited liability company agreement (each an “LLC Agreement”) to conform substantially with the form of the Amended and Restated Limited Liability Agreement attached to this Plan as Appendix A (the “Amended LLC Agreement”), effective on the Closing Date (as hereinafter defined), which shall have the effect of converting interests in such Funds into shares in such Funds (“TI 1 Fund Shares” and “TI 2 Fund Shares,” respectively);

(3)	TI 1 Fund and TI 2 Fund shall each file with the Internal Revenue Service an election on Form 8832 to be classified as a corporation for U.S. federal income tax purposes with an effective date on the Closing Date;

(4)	Offshore Fund shall distribute its TI 2 Fund Shares to TE Fund in redemption of TE Fund’s shares in Offshore Fund; and

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(5)	TE Fund shall distribute the TI 2 Fund Shares it receives to its investors in complete liquidation and dissolution of TE Fund, with each TE Fund investor receiving TI 2 Fund Shares having an aggregate value equal to the NAV of the interest in TE Fund held by such investor.

(c)	Time of Closing. The closing of the transactions contemplated by this Plan in Section 1(b) above (the “Closing”) shall take place on January 1, 2013 or at such other time as the parties hereto agree (the “Closing Date”).

(d)	Share Ledgers. The conversion of interests in TI 1 Fund and TI 2 Fund into, respectively, TI 1 Fund Shares and TI 2 Fund Shares, shall be accomplished by the opening of shareholder accounts on the respective share ledger records of TI 1 Fund and TI 2 Fund in the amounts due to the investors in the Registered Feeder Funds based on their respective holdings in the Registered Feeder Funds as of the Closing Date.

(e)	TE Fund Termination. TE Fund will be terminated following the Closing Date by terminating its registration under the 1940 Act and its organization under Delaware law and, where it is required to do so, will withdraw its authority to do business in any state.

(f)	Liquidation of Offshore Fund. As soon as practicable following the Closing, Offshore Fund shall withdraw from Master Fund and distribute its withdrawal proceeds to Offshore Fund’s remaining investors in redemption of their shares in Offshore Fund.

The transactions contemplated hereby may be referred to as the “Tax Conversion and Reorganization.”

Section 2.	Intention of the Parties

It is the intention of the parties hereto that:

(a)	Fair Value of Interests. The fair value of the TI 1 Fund Shares or TI 2 Fund Shares received by an investor in a Registered Feeder Fund will be approximately equal to the fair value of the Registered Feeder Fund interest constructively surrendered in exchange therefor;

(b)	Ownership of Fund Shares. Immediately following consummation of the Tax Conversion and Reorganization, the applicable investors will own all the TI 1 Fund Shares and TI 2 Fund Shares and will own such Shares solely by reason of their ownership of Registered Feeder Fund interests immediately before the Tax Conversion and Reorganization;

(c)	Deemed Sale Elections. Each of TI 1 Fund and TI 2 Fund will make a deemed sale election under Treasury Regulations section 1.337(d)-7 on its final partnership information return with respect to any C corporations that are investors in such Fund at the time of the Tax Conversion and Reorganization.

Section 3.	Representations and Warranties of Registered Feeder Funds

Each Registered Feeder Fund hereby makes the following representations and warranties as of the date of this Plan and/or as of the Closing Date:

(a)	Organization. The Fund (i) is a limited liability company duly organized and validly existing under the laws of the State of Delaware, (ii) has been classified as a partnership for federal income tax purposes for each past taxable year since it commenced operations, and (iii) in the case of TI 1 Fund and TI 2 Fund, will elect to be classified as a corporation for federal income tax purposes effective as of the Closing Date. The Fund has all required power and authority to carry on its business as presently conducted; has the power to own all of its assets and to carry out its obligations under this Plan; is qualified in every jurisdiction where required, except to the extent that failure to so qualify would not have a material adverse effect; and has all necessary federal, state and local authorizations to carry on its business as it is now being conducted and to carry out this Plan.

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(b)	Authority. The Fund has full right, authority and power to enter into this Plan, and to carry out the transactions contemplated hereby. The execution, delivery and performance by the Fund of this Plan has been duly authorized by all necessary action of the Fund and no other action on the part of the Fund is required in connection therewith. This Plan constitutes the valid and binding obligation of the Fund enforceable in accordance with its terms except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(c)	Title to Assets. The Fund owns all of its assets. The Fund makes no representations or warranties as to liens or encumbrances and the parties hereto take such assets subject to any liens and/or encumbrances. Such assets represent all of the assets of the Fund.

(d)	Liabilities. The Fund’s liabilities were incurred by the Fund in the ordinary course of its business and are associated with the Fund’s assets, and do not exceed the Fund’s aggregate adjusted basis in its assets. The Fund’s liabilities are, and shall be as of the Closing Date, as set forth in the Fund’s most recent financial statements, except as otherwise disclosed by the Fund.

(e)	Capitalization. As of the Closing Date, the Fund will not have outstanding any warrants, options, convertible securities, or any other type of rights pursuant to which any person could acquire an interest in the Fund.

(f)	No Conflicts. To the Fund’s knowledge, the execution, delivery and performance of this Plan and each other agreement, document and instrument contemplated hereby does not and will not, with or without the giving of notice or the lapse of time or both, (i) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Fund is a party or by which the Fund or the Fund’s property is bound or affected, (ii) violate any judgment, decree, order, statute, law, rule or regulation applicable to the Fund, or (iii) require the Fund to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made.

(g)	Registered Fund. The Fund is duly registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company and such registration has not been revoked or rescinded and is in full force and effect.

(h)	No Proceedings. There are no material legal, administrative or other proceedings pending or, to the knowledge of the Fund, threatened against the Fund which assert liability on the part of the Fund or which materially affect the financial condition of the Fund or the Fund’s ability to consummate the Tax Conversion and Reorganization. The Fund is not charged with or, to the best of its knowledge, threatened with any violation or investigation of any possible violation of any provisions of any federal, state or local law or regulation or administrative ruling relating to any aspect of its business.

(i)	No Undisclosed Contracts. There are no material contracts outstanding to which the Fund is a party that have not been disclosed or that will not otherwise be disclosed to the other Funds prior to the Closing Date.

(j)	No Approvals Needed. No consent, approval, authorization or order of any court or government authority is required for the consummation by the Fund of the Tax Conversion and Reorganization.

(k)	Tax Returns. The Fund has filed, or intends to file, or has obtained extensions to file, all federal, state and local tax returns which are required to be filed by it, and has paid or has obtained extensions to pay, all federal, state and local taxes shown on said returns to be due and owing and all assessments received by it, up to and including the taxable year in which the Closing Date occurs.

(l)	Shares Duly Authorized. The TI 1 Fund Shares and TI 2 Fund Shares to be issued by such Funds pursuant to this Plan have been duly authorized and, when issued and delivered pursuant to this Plan, will be legally and validly issued shares of beneficial interest in TI 1 Fund and TI 2 Fund, respectively, and will be fully paid and nonassessable by either Fund, and no shareholder of either Fund will have any preemptive right of subscription or purchase in respect thereof.

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(m)	Liquidation and Dissolution of TE Fund. TE Fund will be liquidated and dissolved as soon as reasonably practicable after the Tax Conversion and Reorganization, but in all events within twelve months after the Closing Date.

Section 4.	Representations and Warranties of Offshore Fund

Offshore Fund hereby makes the following representations and warranties as of the date of this Plan and/or as of the Closing Date:

(a)	Organization. The Fund (i) is an exempted company duly organized and validly existing under the laws of the Cayman Islands, and (ii) has been classified as a corporation for federal income tax purposes for each past taxable year since it commenced operations, will continued to be so classified for its current taxable year, and will not elect not to be so classified. The Fund has all required power and authority to carry on its business as presently conducted; has the power to own all of its assets and to carry out its obligations under this Plan; is qualified in every jurisdiction where required, except to the extent that failure to so qualify would not have a material adverse effect; and has all necessary federal, state and local authorizations to carry on its business as it is now being conducted and to carry out this Plan.

(b)	Authority. The Fund has full right, authority and power to enter into this Plan, and to carry out the transactions contemplated hereby. The execution, delivery and performance by the Fund of this Plan has been duly authorized by all necessary action of the Fund and no other action on the part of the Fund is required in connection therewith. This Plan constitutes the valid and binding obligation of the Fund enforceable in accordance with its terms except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(c)	Title to Assets. The Fund owns all of its assets. The Fund makes no representations or warranties as to liens or encumbrances and the parties hereto take such assets subject to any liens and/or encumbrances. Such assets represent all of the assets of the Fund.

(d)	Liabilities. The Fund’s liabilities were incurred by the Fund in the ordinary course of its business and are associated with the Fund’s assets, and will not exceed the Fund’s aggregate adjusted basis in its assets. The Fund’s liabilities are, and shall be as of the Closing Date, as set forth in the Fund’s most recent financial statements, except as otherwise disclosed by the Fund.

(e)	Capitalization. As of the Closing, the Fund will not have outstanding any warrants, options, convertible securities, or any other type of rights pursuant to which any person could acquire an interest in the Fund.

(f)	No Conflicts. To the Fund’s knowledge, the execution, delivery and performance of this Plan and each other agreement, document and instrument contemplated hereby does not and will not, with or without the giving of notice or the lapse of time or both, (i) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Fund is a party or by which the Fund or the Fund’s property is bound or affected, (ii) violate any judgment, decree, order, statute, law, rule or regulation applicable to the Fund, or (iii) require the Fund to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made.

(g)

No Proceedings. There are no material legal, administrative or other proceedings pending or, to the knowledge of the Fund, threatened against the Fund which assert liability on the part of the Fund or which materially affect the financial condition of the Fund or the Fund’s ability to consummate the

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Tax Conversion and Reorganization. The Fund is not charged with or, to the best of its knowledge, threatened with any violation or investigation of any possible violation of any provisions of any federal, state or local law or regulation or administrative ruling relating to any aspect of its business.

(h)	No Undisclosed Contracts. There are no material contracts outstanding to which the Fund is a party that have not been disclosed or that will not otherwise be disclosed to the other Funds prior to the Closing Date.

(i)	No Approvals Needed. No consent, approval, authorization or order of any court or government authority is required for the consummation by the Fund of the Tax Conversion and Reorganization.

Section 5.	Representations and Warranties of Master Fund

Master Fund hereby represents and warrants as follows as of the date of this Plan and/or as of the Closing Date:

(a)	Organization of Master Fund. Master Fund is (i) a limited liability company duly organized and validly existing under the laws of the State of Delaware, and (ii) has been classified as a partnership for federal income tax purposes for each past taxable year since it commenced operations, will continue to be classified for its current taxable year, and will not elect not to be so classified. Master Fund has all required power and authority to carry on its business as presently conducted; has the power to own all of its assets and to carry out its obligations under this Plan; is qualified in every jurisdiction where required, except to the extent that failure to so qualify would not have a material adverse effect; and has all necessary federal, state and local authorizations to carry on its business as it is now being conducted and to carry out this Plan.

(b)	Authority. Master Fund has full right, authority and power to enter into this Plan, and to carry out the transactions contemplated hereby. The execution, delivery and performance by Master Fund of this Plan has been duly authorized by all necessary action of Master Fund and no other action on the part of Master Fund is required in connection therewith. This Plan constitutes the valid and binding obligation of Master Fund enforceable in accordance with its terms except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(c)	Title to Assets. Master Fund owns all of its assets. Master Fund makes no representations or warranties as to liens or encumbrances. Such assets represent all of the assets of Master Fund.

(d)	Liabilities. Master Fund’s liabilities were incurred by Master Fund in the ordinary course of its business and are associated with Master Fund’s assets, and do not exceed Master Fund’s aggregate adjusted basis in its assets.

(e)	Capitalization. As of the Closing Date, Master Fund will not have outstanding any warrants, options, convertible securities, or any other type of rights pursuant to which any person could acquire an interest in Master Fund.

(f)	No Conflicts. To Master Fund’s knowledge, the execution, delivery and performance of this Plan and each other agreement, document and instrument contemplated hereby does not and will not, with or without the giving of notice or the lapse of time or both, (i) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Master Fund is a party or by which Master Fund or Master Fund’s property is bound or affected, (ii) violate any judgment, decree, order, statute, law, rule or regulation applicable to Master Fund, or (iii) require Master Fund to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made.

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(g)	Registered Fund. Master Fund is duly registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company and such registration has not been revoked or rescinded and is in full force and effect.

(h)	No Proceedings. There are no material legal, administrative or other proceedings pending or, to the knowledge of Master Fund, threatened against Master Fund which assert liability on the part of Master Fund or which materially affect the financial condition of Master Fund or Master Fund’s ability to consummate the Tax Conversion and Reorganization. Master Fund is not charged with or, to the best of its knowledge, threatened with any violation or investigation of any possible violation of any provisions of any federal, state or local law or regulation or administrative ruling relating to any aspect of its business.

(i)	No Undisclosed Contracts. There are no material contracts outstanding to which Master Fund is a party that have not been disclosed or that will not otherwise be disclosed to the other Funds prior to the Closing Date.

(j)	No Approvals Needed. No consent, approval, authorization or order of any court or government authority is required for the consummation by Master Fund of the Tax Conversion and Reorganization.

(k)	Tax Returns. Master Fund has filed, or intends to file, or has obtained extensions to file, all federal, state and local tax returns which are required to be filed by it, and has paid or has obtained extensions to pay, all federal, state and local taxes shown on said returns to be due and owing and all assessments received by it, up to and including the taxable year in which the Closing Date occurs.

(l)	Subchapter M Requirements. As of the Closing Date, Master Fund’s assets will meet the diversification requirements of section 851(b)(3) of the Code for a RIC under Subchapter M of the Code.

Section 6.	Payment of Expenses.

(a)	Except as otherwise provided in this Section 6, each Fund will bear all of any and all costs and expenses of the Tax Conversion and Reorganization incurred by such Fund, whether or not the Tax Conversion and Reorganization is consummated, including in the case of the Master Fund, any brokerage commissions, dealer mark-ups and similar expenses (“Portfolio Expenses”) that the Master Fund may incur in connection with the purchases or sale of portfolio securities and, in the case of TI 1 Fund and TI 2 Fund, any governmental fees required in connection with the registration or qualification of the TI 1 Fund Shares and TI 2 Fund Shares under applicable state and federal laws.

(b)	Notwithstanding any other provisions of this Plan, if for any reason the Tax Conversion and Reorganization contemplated by this Plan is not consummated, no Fund shall be liable to any other Fund for any damages resulting therefrom, including, without limitation, consequential damages, except as specifically set forth above.

(c)	Notwithstanding any of the foregoing, costs and expenses will in any event be paid by the party directly incurring them if and to the extent that the payment by another party of such costs and expenses would result in the disqualification of such party as a “regulated investment company” within the meaning of Subchapter M of the Code.

Section 7.	Covenants of the Funds.

Each Fund, as applicable, hereby covenants and agrees with each other Fund as follows:

(a)	Each Fund will operate its business as presently conducted in the ordinary course of business between the date hereof and the Closing Date, it being understood that such ordinary course of business will include regular and customary periodic dividends and distributions, as applicable.

(b)	Each Registered Feeder Fund will provide notice to its investors, in connection with any repurchase tender offer made by such Registered Feeder Fund, regarding this Plan and the Conversion and Reorganization contemplated hereby, providing such investors with an opportunity to tender their interests in such Registered Feeder Fund for repurchase prior to the Closing Date.

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(c)	Each of the Funds agrees that by the Closing Date all of its federal and other tax returns and reports required to be filed on or before such date shall have been filed.

(d)	Each Fund will cooperate with each other Fund in filing any tax return, or amended return, determining a liability for taxes or a right to a refund of taxes or participating in or conducting any audit or other proceeding in respect of taxes.

(e)	After the Closing Date, TE Fund shall prepare, or cause its agents to prepare, any federal, state or local tax returns required to be filed by such Fund with respect to its final taxable year ending with its complete liquidation and for any prior periods or taxable years and further shall cause such tax returns to be duly filed with the appropriate taxing authorities. Master Fund will retain for a period of ten (10) years following the Closing Date all returns, schedules and work papers and all material records or other documents relating to tax matters of TE Fund’s taxable periods first ending after the Closing Date and for all prior taxable periods.

(f)	Following the consummation of the Tax Conversion and Reorganization, Master Fund, TI 1 Fund and TI 2 Fund will each continue its business as a closed-end management investment company registered under the 1940 Act.

Section 8.	Conditions of a Fund’s Obligations.

(a)	The obligations of a Fund hereunder shall be subject to the following conditions:

(i)	That Fund’s Board of Managers (“Board”) has determined that participation in the Tax Conversion and Reorganization is in the best interests of the Fund and that the interests of the existing investors thereof will not be diluted as a result of the Tax Conversion and Reorganization, that this Plan shall have been adopted, and the Tax Conversion and Reorganization shall have been approved, by the Board.

(ii)	That each Fund shall have furnished to the other Funds a certificate signed by a Fund officer, dated as of the Closing Date, certifying that, as of the Closing Date, all representations and warranties of such Fund made in this Plan are true and correct in all material respects with the same effect as if made at and as of such dates, and that such Fund has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied at or prior to each of such dates.

(iii)	That there shall not be any material litigation pending with respect to the matters contemplated by this Plan.

(b)	The obligations of TE Fund hereunder shall also be subject to the following condition:

(i)	That TI 2 Fund and TE Fund shall have received the opinion of K&L Gates LLP, dated as of the Closing Date, addressed to TI 2 Fund and TE Fund substantially in the form and to the effect that:

(A)	TI 2 Fund and TE Fund are duly formed and validly existing under the laws of the State of Delaware;

(B)	TI 2 Fund and TE Fund are closed-end management investment companies registered under the 1940 Act;

(C)	this Plan and the Tax Conversion and Reorganization provided for herein and the execution of this Plan have been duly authorized and approved by all requisite action of TI 2 Fund’s Board and TE Fund’s Board, and this Plan has been duly executed and delivered by TI 2 Fund and TE Fund and (assuming this Plan is a valid and binding obligation of the other parties hereto) is a valid and binding obligation of TI 2 Fund and TE Fund;

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(D)	neither the execution or delivery by TI 2 Fund or TE Fund of this Plan nor the consummation by TI 2 Fund and TE Fund of the Tax Conversion and Reorganization contemplated hereby violates any provision of any statute or any published regulation or any judgment or order disclosed to counsel by either Fund as being applicable to such Fund; and

(E)	to their knowledge and subject to the qualifications set forth below, the execution and delivery by TI 2 Fund and TE Fund of this Plan and the consummation of the Tax Conversion and Reorganization herein contemplated do not require, under the laws of the State of Delaware or any state in which either of such Funds is qualified to do business or the federal laws of the United States, the consent, approval, authorization, registration, qualification or order of, or filing with, any court or governmental agency or body (except such as have been obtained under the Securities Act of 1933, as amended, the 1934 Act, the 1940 Act or the rules and regulations thereunder). Counsel need express no opinion, however, as to any such consent, approval, authorization, registration, qualification, order or filing which may be required as a result of the involvement of other parties to this Plan in the transactions herein contemplated because of their legal or regulatory status or because of any other facts specifically pertaining to them.

Section 9. Termination, Postponement and Waivers.

(a)	Notwithstanding anything contained in this Plan to the contrary, this Plan may be terminated and the Tax Conversion and Reorganization abandoned at any time prior to the Closing Date, or the Closing Date may be postponed,

(i)	by consent of the Funds’ Boards; or

(ii)	if any condition of a Fund’s obligations set forth in Section 8 of this Plan has not been fulfilled or waived by the Boards of the other Funds.

(b)	If the Tax Conversion and Reorganization contemplated by this Plan has not been consummated by December 31, 2013, this Plan automatically shall terminate on that date, unless a later date is agreed to by the Funds’ Boards.

(c)	In the event of termination of this Plan pursuant to the provisions hereof, the same shall become void and have no further effect, and there shall not be any liability on the part of any Fund or persons who are its directors, officers, agents or shareholders in respect of this Plan.

(d)	At any time prior to the Closing Date, any of the terms or conditions of this Plan may be waived by each Fund’s Board, if, in the judgment of such Board after consultation with its counsel, such action or waiver will not have a material adverse effect on the benefits intended under this Plan to the investors of the Fund on behalf of which such action is taken.

(e)	The respective representations and warranties contained in Sections 3, 4 and 5 of this Plan shall expire with, and be terminated by, the consummation of the Tax Conversion and Reorganization, and the Funds and the officers, directors, managers, agents or members of such Funds shall not have any liability with respect to such representations or warranties after the Closing Date. This provision shall not protect any officer, director, manager, agent or member of any Fund against any liability to the entity for which that officer, director, manager, agent or member so acts or to its Investors, to which that officer, director, manager, agent or member otherwise would be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties in the conduct of such office.

(f)	If any order or orders of the Securities and Exchange Commission with respect to this Plan shall be issued prior to the Closing Date and shall impose any terms or conditions which are determined by action of the Funds’ Boards to be acceptable, such terms and conditions shall be binding as if a part of this Plan without further vote or approval of the investors.

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Section 10.	Other Matters.

(a)	All covenants, agreements, representations and warranties made under this Plan and any certificates delivered pursuant to this Plan shall be deemed to have been material and relied upon by each of the parties, notwithstanding any investigation made by them or on their behalf.

(b)	All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally or sent by registered mail or certified mail, postage prepaid. Notice to any Fund shall be addressed to:

c/o Grosvenor Capital Management, L.P.

900 North Michigan Avenue

Suite 1100

Chicago, IL 60611

or at such other address as a Fund may designate by written notice to the other Funds. Any notice shall be deemed to have been served or given as of the date such notice is delivered personally or mailed.

(c)	This Plan supersedes all previous correspondence and oral communications between the parties regarding the Tax Conversion and Reorganization, constitutes the only understanding with respect to the Tax Conversion and Reorganization, may not be changed except by a letter of agreement signed by each party and shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in said state.

(d)	It is expressly agreed that the obligations of any Fund hereunder shall not be binding upon any of its directors, managers, members, nominees, officers, agents, or employees personally, but shall bind only the property of the respective Fund, as applicable. The execution and delivery of this Plan has been authorized by each Board on behalf of its Fund and signed by their respective authorized officers, acting as such, and neither such authorization by such directors or managers, nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the relevant Fund, as applicable.

(e)	This Plan may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed to be an original but all such counterparts together shall constitute but one instrument.

(f)	This Plan may not be assigned by the parties hereto. This Plan shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

(g)	The captions in this Plan are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Plan of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

(h)	This Plan may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

(i)	At any time or from time to time after the date of this Plan, the parties hereto will take all appropriate action and execute and deliver, without limitation, any documents or instruments of transfer, conveyance, assignment and confirmation or provide any information which may be reasonably necessary to carry out any of the provisions of this Plan.

Plan of Reorganization	Page 10 of 11

IN WITNESS WHEREOF the parties hereto have caused this Plan to be executed as of the date set forth above by their duly authorized representatives.

Grosvenor Registered Multi-Strategy Master Fund, LLC

By:	/s/ Scott J. Lederman
Name:	Scott J. Lederman
Title:	President

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC

By:	/s/ Scott J. Lederman
Name:	Scott J. Lederman
Title:	President

Grosvenor Registered Multi-Strategy Fund (TI 2), LLC

By:	/s/ Scott J. Lederman
Name:	Scott J. Lederman
Title:	President

Grosvenor Registered Multi-Strategy Fund (TE), LLC

By:	/s/ Scott J. Lederman
Name:	Scott J. Lederman
Title:	President

Grosvenor Multi-Strategy Offshore Fund, Ltd.

By:	/s/ Scott J. Lederman
Name:	Scott J. Lederman
Title:	President

Plan of Reorganization	Page 11 of 11